Exhibit 23.1

We consent to the incorporation by reference in First Savings Financial Group, Inc.'s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430 and 333-211554) of our report dated June 26, 2017 contained in this Annual Report on Form 11-K of First Savings Bank Employees' Savings & Profit Sharing Plan for the year ended December 31 , 2016.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana
June 26, 2017